Exhibit 99.1
SIGNET JEWELERS REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2026 RESULTS
Introduces Fiscal 2027 Guidance
Increases Dividend to $0.35 per share
HAMILTON, Bermuda, March 19, 2026 – Signet Jewelers Limited ("Signet" or the "Company") (NYSE:SIG) today announced its results for the 13 and 52 weeks ended January 31, 2026 ("fourth quarter Fiscal 2026" and "full year Fiscal 2026", respectively).
"FY26 delivered over a point of comp growth driven by heightened focus on our three largest brands – Kay, Zales, and Jared. Building on that momentum, FY27 will focus on accelerating core performance through sharper brand differentiation, broader customer reach, and a more seamless in‑store and digital experience. As we continue to advance our Grow Brand Love strategy into its second year, we expect to further strengthen our foundation for sustainable long‑term growth and drive increased shareholder value," said J.K. Symancyk, Chief Executive Officer.
"We delivered FY26 Adjusted Operating Income growth, led by gross margin expansion, at the high end of our guidance. We finished the year with $525 million of free cash flow, with consistent inventory levels despite record commodity costs and a dynamic tariff environment. Looking to FY27, our guidance range includes topline growth and margin expansion at the high end, as well as current commodity, tariff, and consumer dynamics, and the transition of James Allen within our portfolio," said Joan Hilson, Chief Operating and Financial Officer.
Fourth Quarter Fiscal 2026 Highlights:
•Sales of $2.35 billion on a same store sales ("SSS")(1) decrease of 0.7% to Q4 of FY25.
•Merchandise average unit retail ("AUR")(2) was up approximately 5% to Q4 of FY25, with growth in both Bridal and Fashion.
•Operating income of $318.3 million, up from $152.6 million in Q4 of FY25.
•Adjusted operating income(3) of $327.3 million, down from $355.5 million in Q4 of FY25.
•Diluted earnings per share ("EPS") of $6.08, compared to $2.30 in Q4 of FY25.
•Adjusted diluted EPS(3) of $6.25, compared to $6.62 in Q4 of FY25.
Full Year Fiscal 2026 Highlights:
•Sales of $6.81 billion on a SSS(1) increase of 1.3% to FY25.
•AUR(2) was up approximately 7% to FY25, with growth in both Bridal and Fashion.
•Operating income of $393.1 million, up from $110.7 million in FY25.
•Adjusted operating income(3) of $515.0 million, up from $498.1 million in FY25.
•Diluted EPS of $7.08, compared to a diluted loss per share of $0.81 in FY25.
•Adjusted diluted EPS(3) of $9.60, compared to $8.94 in FY25.
(1)    Same store sales include physical stores and e-commerce sales.
(2)    AUR reflects merchandise sales on a constant currency basis, net of discounts and promotions, divided by units.
(3)    See the Non-GAAP Financial Measures section below.

Fourth Quarter and Full Year Fiscal 2026 Results:

(in millions, except per share amounts)	Q4 Fiscal 2026	Q4 Fiscal 2025	Fiscal 2026	Fiscal 2025
Sales	$2,345.1	$2,352.6	$6,813.6	$6,703.8
SSS % change (1)	(0.7)%	(1.1)%	1.3%	(3.4)%
GAAP
Operating income	$318.3	$152.6	$393.1	$110.7
Operating margin	13.6%	6.5%	5.8%	1.7%
Diluted EPS (loss per share)	$6.08	$2.30	$7.08	$(0.81)
Adjusted (2)
Adjusted operating income	$327.3	$355.5	$515.0	$498.1
Adjusted operating margin	14.0%	15.1%	7.6%	7.4%
Adjusted diluted EPS	$6.25	$6.62	$9.60	$8.94
(1)    Same store sales include physical stores and e-commerce sales.
(2)    See Non-GAAP Financial Measures below.
Fourth Quarter Fiscal 2026 Results:
Gross margin was $985.1 million, or 42.0% of sales, down approximately $17 million to Q4 of FY25. The gross margin rate decline of 60 basis points reflects a modest merchandise margin decline and deleverage of fixed costs.
SG&A was $656.6 million, or 28.0% of sales, up from $639.2 million, or 27.2% of sales, in Q4 of FY25. The change in SG&A as a percentage of sales was driven by a reset of short-term incentive compensation.
Operating income was $318.3 million, or 13.6% of sales, compared to $152.6 million, or 6.5% of sales, in Q4 of FY25. Operating income includes $6.6 million of non-cash impairment charges primarily related to the Diamonds Direct trade name. Adjusted operating income was $327.3 million, or 14.0% of sales, compared to $355.5 million, or 15.1% of sales, in Q4 of FY25.
The current quarter income tax expense was $72.2 million compared to $53.5 million in Q4 of FY25. Adjusted income tax expense was $74.5 million compared to $67.0 million in Q4 of FY25.
Diluted EPS was $6.08, up from $2.30 in Q4 of FY25. Diluted EPS in the current quarter includes $0.17 of asset impairment charges. Adjusted diluted EPS was $6.25, compared to $6.62 in Q4 of FY25, reflecting lower adjusted operating income and a higher effective tax rate, partially offset by lower diluted share count.
Full Year Fiscal 2026 Results:
Sales of $6.8 billion, up $109.8 million or 1.6% to last year. SSS grew 1.3% versus last year. Gross margin was $2.7 billion, up from $2.6 billion in FY25 driven by gross merchandise margin expansion and leverage of fixed costs. SG&A was $2.2 billion, up from $2.1 billion in FY25 driven primarily by a reset of incentive compensation.
Operating income was $393.1 million, or 5.8% of sales, compared to $110.7 million, or 1.7% of sales in FY25. Operating income was impacted by non-cash impairment charges of $91.3 million largely related to the Digital brands. Adjusted operating income was $515.0 million, or 7.6% of sales, compared to $498.1 million, or 7.4% of sales in FY25.
Diluted EPS was $7.08, up from a diluted loss per share of $0.81 last year. Diluted EPS in the current year includes $2.19 of asset impairment charges. Adjusted diluted EPS was $9.60, up from $8.94 last year. Adjusted diluted EPS reflects higher adjusted operating income and lower diluted share count which was partially offset by a higher effective tax rate.
Balance Sheet and Statement of Cash Flows:
Cash flow from operating activities for Fiscal 2026 was $678.8 million, compared to $590.9 million in the prior year. Capital expenditures for Fiscal 2026 were $153.5 million. Cash and cash equivalents were $874.8 million as of January 31, 2026, compared to $604.0 million as of prior year end, with total liquidity of approximately $2.0 billion. Inventory ended the year at $1.94 billion, approximately flat to last year.

Capital Returns to Shareholders:
Signet's Board of Directors has declared a quarterly cash dividend on common shares of $0.35 per share for the first quarter of Fiscal 2027, payable May 22, 2026, to shareholders of record on April 24, 2026, with an ex-dividend date of April 24, 2026. The $0.35 per share common dividend represents a nearly 10% increase and is the 5th consecutive year of an increase in the common dividend.
During Fiscal 2026, Signet repurchased approximately 3.1 million common shares for $205.2 million at an average price of approximately $66 per share, including $27.0 million during the fourth quarter. The Company had approximately $518 million in share repurchase authorization remaining at the end of the fiscal year.
James Allen Transition:
The Company will leverage the James Allen brand as a proprietary collection and transition complementary products and styles to the Blue Nile website. Over the second quarter, Signet will sunset the jamesallen.com site.
First Quarter and Full Year Fiscal 2027 Guidance Range:

First Quarter
Total sales	$1.53 to $1.57 billion
Same store sales	0.5% to 2.5%
Adjusted operating income (1)	$66 to $77 million
Adjusted EBITDA (1)	$112 to $123 million
(1) See description of non-GAAP financial measures below.
Forecasted adjusted operating income and adjusted EBITDA exclude potential non-recurring charges, such as restructuring and reorganizational charges or asset impairments. However, given the potential impact of non-recurring charges to the GAAP operating income, we cannot provide forecasted GAAP operating income or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted adjusted operating income or adjusted EBITDA to corresponding forecasted GAAP amounts.

Fiscal 2027
Total sales	$6.6 to $6.9 billion
Same store sales	(1.25%) to 2.5%
Adjusted operating income (1)	$470 to $560 million
Adjusted EBITDA (1)	$655 to $745 million
Adjusted diluted EPS (1)	$8.80 to $10.74
(1) See description of non-GAAP financial measures below.
Forecasted adjusted operating income, adjusted EBITDA and adjusted diluted EPS exclude potential non-recurring charges, such as restructuring and reorganizational charges or asset impairments. However, given the potential impact of non-recurring charges to the GAAP operating income and diluted EPS, we cannot provide forecasted GAAP operating income or diluted EPS or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted adjusted operating income, adjusted EBITDA and adjusted diluted EPS to corresponding forecasted GAAP amounts.
The Company's Fiscal 2027 guidance range is based on the following assumptions:
•Assumes $60 to $80 million in net revenue lost in conjunction with the transition of the James Allen brand with a minimal impact on adjusted operating income.
•A dynamic tariff, commodity, and consumer environment.
•Planned capital expenditures of approximately $150 to $180 million.
•Net square footage decrease of low single digit for the year.
•Annual tax rate of 23% to 25%, excluding any potential discrete items.
•Adjusted diluted EPS for Fiscal 2027 excludes any potential further share repurchases subsequent to today.

Our Purpose and Sustainability:
On March 18, Signet was named as one of the 2026 World’s Most Ethical Companies® by Ethisphere, a global leader in defining and advancing the standards of ethical business practices. This is the second year that Signet has been featured on the list. Signet is one of only four honorees in the retail category. This recognition honors organizations that lead with integrity, prioritize ethical business practices, and demonstrate a commitment to doing what’s right. At Signet, we believe that operating ethically is fundamental to building trust, strengthening our brands, and creating long-term value for all our stakeholders. As the only specialty jeweler on this year’s list, we are proud to be recognized for our dedication to ethical business practices that positively impact our customers, team members, the communities in which we operate, and our broader stakeholders.
Conference Call:
A conference call is scheduled for March 19, 2026 at 8:00 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com.
The call details are:
Toll Free – North America +1 800 549 8228
International All Other Locations: (Toll - Local - New York) - +1 646 564 2877
Conference ID 21035
Registration for the listen-only webcast is available at the following link:
https://events.q4inc.com/attendee/340662140
A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.
About Signet and Safe Harbor Statement:
As a Purpose-driven and sustainability-focused company, Signet is a participant in the United Nations Global Compact and adheres to its principles-based approach to responsible business. Signet operates approximately 2,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared, Banter by Piercing Pagoda, Diamonds Direct, Blue Nile, James Allen, Rocksbox, Peoples Jewellers, H. Samuel, and Ernest Jones. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.banter.com, www.diamondsdirect.com, www.bluenile.com, www.jamesallen.com, www.rocksbox.com, www.peoplesjewellers.com, www.hsamuel.co.uk, www.ernestjones.co.uk.
This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of the words "guidance," "expects," "continue," "intends," "anticipates," "enhance," "estimates," "predicts," "believes," "should," "potential," "may," "preliminary," "forecast," "objective," "opportunity," "plan," "progress," "strategy," "target," or "will" and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: executing or optimizing major business or strategic initiatives, such as expansion of the services business or realizing the benefits of our restructuring plans or transformation strategies, including those that the Company may develop in the future; attracting and retaining key executive talent during periods of leadership transition, such as the recent changes in our senior leadership from the reorganization under our Grow Brand Love strategy; the failure to adequately mitigate the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; impacts of US government shutdowns, including recent disruptions to travel and related consumer activity resulting from interruptions to agencies such as the Transportation Security Administration and the Department of Homeland Security, on consumer spending; difficulty or delay in executing or integrating an acquisition; the impact of the conflicts in the Middle East on financial markets and consumer spending, such as from the impact of higher oil and gas prices, as well as on our operations of our quality control and technology centers in Israel; the negative impacts that public health crisis, disease outbreak, epidemic or pandemic has had, and could have in the future, on our business, financial condition, profitability and cash flows; risks relating to shifts in consumer spending away from the jewelry category or away from the cultural customs of expressing commitments through engagements and weddings; trends toward more experiential purchases such as travel; general economic or market conditions, including impacts of inflation or other pricing environment factors on our merchandise costs or other operating costs; a prolonged slowdown in the growth of the jewelry market or a recession in the overall economy; financial market risks; a decline in consumer discretionary spending or deterioration in consumer financial position; disruptions in our supply chain; our ability to attract and retain labor; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations, which has occurred and may continue to deteriorate; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions and/or disruptions arising from changes to or termination of the relevant outsourcing agreements, as well as a potential increase in credit costs due to the current interest rate environment; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in further impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, planned share repurchases (including execution of accelerated share repurchases and the payment of related excise taxes) and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; potential regulatory changes; future legislative and regulatory requirements in the US and globally relating to climate change, including any new climate related disclosure or compliance requirements, such as those issued in the state of California; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals, including any impact on the global market supply of diamonds due to the ongoing conflicts in the Middle East, the potential sale or divestiture of the De Beers Diamond Company and its natural diamond mining operations by parent company Anglo-American plc, and the ongoing Russia-Ukraine conflict or related sanctions; stakeholder reactions to disclosure regarding the source and use of certain minerals; scrutiny or detention of goods produced in certain territories resulting from trade restrictions; seasonality of our business; the merchandising, pricing and inventory policies followed by us and our ability to manage inventory levels; our relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the level of competition and promotional activity in the jewelry sector; our ability to optimize our multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of our OmniChannel retailing and ability to increase digital sales, as well as management of digital marketing costs; failure to anticipate and keep pace with changing fashion trends; changes in the costs, retail prices, supply and consumer acceptance of, and demand for gem quality lab-grown diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize our real estate footprint, including operating in attractive trade areas and effectively monitoring changes in consumer traffic in mall locations; the performance of and ability to recruit, train, motivate and retain qualified team members - particularly store associates in regions experiencing low unemployment rates; management of social, ethical and environmental risks; ability to deliver on our corporate sustainability goals or our environmental, social and governance goals; the reputation of Signet and its brands; inadequacy in and disruptions to internal controls and systems, including related to the migration to new information technology systems which impact financial reporting; risks associated with the Company’s and its third-party service providers’ use of artificial intelligence; security breaches and other disruptions to our or our third-party providers’ information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, assessments or penalties levied by tax authorities, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in corporate taxation rates, laws, rules or practices in the US and other jurisdictions in which our subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in internet commerce or deductions associated with payments to foreign related parties that are subject to a low effective tax rate; risks related to international laws and Signet being domiciled in Bermuda; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or assets including cash which could be affected by failure of a financial institution or conditions affecting the banking system and financial markets as a whole; changes in assumptions used in making accounting estimates relating to items such as extended service plans or asset impairments; or the impact of weather-related incidents, natural disasters, organized crime or theft, increased security costs, strikes, protests, riots or terrorism, or acts of war (including the ongoing Russia-Ukraine and conflicts in the Middle East).
For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the “Risk Factors” and “Forward-Looking Statements” sections of Signet’s Fiscal 2025 Annual Report on Form 10-K filed with the SEC on March 19, 2025, and quarterly reports on Form 10-Q and the "Safe Harbor Statements" in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.
Investors:
Rob Ballew
Senior Vice President, Investor Relations & Capital Markets

robert.ballew@signetjewelers.com or
investorrelations@signetjewelers.com
Media:
Colleen Rooney
Chief Corporate Affairs & Sustainability Officer
+1-330-668-5932
colleen.rooney@signetjewelers.com

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)	13 weeks ended January 31, 2026	13 weeks ended February 1, 2025	Fiscal 2026	Fiscal 2025
Sales	$2,345.1	$2,352.6	$6,813.6	$6,703.8
Cost of sales	(1,360.0)	(1,351.0)	(4,119.0)	(4,078.2)
Gross margin	985.1	1,001.6	2,694.6	2,625.6
Selling, general and administrative expenses	(656.6)	(639.2)	(2,173.2)	(2,122.6)
Asset impairments, net	(6.7)	(202.7)	(91.6)	(372.0)
Other operating expense, net	(3.5)	(7.1)	(36.7)	(20.3)
Operating income	318.3	152.6	393.1	110.7
Interest income (expense), net	3.4	(0.2)	4.0	9.8
Other non-operating income, net	0.5	1.7	1.0	3.7
Income before income taxes	322.2	154.1	398.1	124.2
Income taxes	(72.2)	(53.5)	(103.7)	(63.0)
Net income	250.0	100.6	294.4	61.2
Dividends on redeemable convertible preferred shares	—	—	—	(96.8)
Net income (loss) attributable to common shareholders	$250.0	$100.6	$294.4	$(35.6)

Earnings (loss) per common share:
Basic	$6.16	$2.32	$7.13	$(0.81)
Diluted	$6.08	$2.30	$7.08	$(0.81)
Weighted average common shares outstanding:
Basic	40.6	43.4	41.3	44.1
Diluted	41.1	43.8	41.6	44.1

Dividends declared per common share	$0.32	$0.29	$1.28	$1.16

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	January 31, 2026	February 1, 2025
Assets
Current assets:
Cash and cash equivalents	$874.8	$604.0
Inventories	1,940.1	1,937.3
Income taxes	18.7	14.3
Other current assets	189.9	156.6
Total current assets	3,023.5	2,712.2
Non-current assets:
Property, plant and equipment, net	498.8	506.5
Operating lease right-of-use assets	1,146.6	1,102.4
Goodwill	428.4	482.0
Intangible assets, net	286.4	307.2
Other assets	291.0	314.8
Deferred tax assets	277.4	301.5
Total assets	$5,952.1	$5,726.6
Liabilities and Shareholders’ equity
Current liabilities:
Accounts payable	$772.1	$767.0
Accrued expenses and other current liabilities	387.3	366.8
Deferred revenue	377.1	362.5
Operating lease liabilities	286.9	279.9
Income taxes	65.4	55.3
Total current liabilities	1,888.8	1,831.5
Non-current liabilities:
Operating lease liabilities	930.4	900.0
Other liabilities	82.8	85.1
Deferred revenue	908.6	885.1
Deferred tax liabilities	175.3	173.1
Total liabilities	3,985.9	3,874.8
Commitments and contingencies
Shareholders’ equity:
Common shares	12.6	12.6
Additional paid-in capital	120.4	120.1
Other reserves	0.4	0.4
Treasury shares at cost	(1,934.9)	(1,749.3)
Retained earnings	3,986.9	3,745.5
Accumulated other comprehensive loss	(219.2)	(277.5)
Total shareholders’ equity	1,966.2	1,851.8
Total liabilities and shareholders’ equity	$5,952.1	$5,726.6

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)	Fiscal 2026	Fiscal 2025
Operating activities
Net income	$294.4	$61.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	147.5	148.2
Amortization of unfavorable contracts	(1.8)	(1.8)
Share-based compensation	26.9	22.2
Deferred taxation	20.6	(30.7)
Asset impairments, net	91.6	372.0
Loss on divestiture, net	4.1	2.6
Other non-cash movements	3.0	2.1
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Inventories	23.2	1.0
Other assets	16.9	49.6
Accounts payable	5.4	28.7
Accrued expenses and other liabilities	14.7	(31.2)
Change in operating lease assets and liabilities	(9.0)	(18.8)
Deferred revenue	35.9	5.1
Income tax receivable and payable	5.4	(19.3)
Net cash provided by operating activities	678.8	590.9
Investing activities
Capital expenditures	(153.5)	(153.0)
Divestitures	(2.0)	—
Other investing activities, net	(2.0)	(6.1)
Net cash used in investing activities	(157.5)	(159.1)
Financing activities
Dividends paid on common shares	(51.9)	(48.6)
Dividends paid on redeemable convertible preferred shares	—	(18.5)
Repurchase of common shares	(205.2)	(138.0)
Repurchase of redeemable convertible preferred shares	—	(813.8)
Repayment of Senior Notes	—	(147.8)
Proceeds from asset-based credit facility	—	253.0
Repayments of asset-based credit facility	—	(253.0)
Payment of debt issuance costs	—	(4.3)
Other financing activities, net	(7.7)	(28.5)
Net cash used in financing activities	(264.8)	(1,199.5)
Cash and cash equivalents at beginning of period	604.0	1,378.7
Increase (decrease) in cash and cash equivalents	256.5	(767.7)
Effect of exchange rate changes on cash and cash equivalents	14.3	(7.0)
Cash and cash equivalents at end of period	$874.8	$604.0

Reportable Segment Information - Fourth Quarter and Full Year Fiscal 2026
Sales:

	Change from previous year
Fourth Quarter of Fiscal 2026	Same store sales	Non-same store sales, net	Total sales at constant exchange rate (1)	Exchange translation impact	Total sales as reported	Total reported sales (in millions)
North America segment	(0.9)%	(0.6)%	(1.5)%	—%	(1.5)%	$2,187.0
International segment	2.1%	11.1%	13.2%	6.8%	20.0%	$151.5
Other segment (2)	nm	nm	nm	nm	nm	$6.6
Signet	(0.7)%	—%	(0.7)%	0.4%	(0.3)%	$2,345.1

	Change from previous year
Fiscal 2026	Same store sales	Non-same store sales, net	Total sales at constant exchange rate (1)	Exchange translation impact	Total sales as reported	Total reported sales (in millions)
North America segment	1.2%	(0.2)%	1.0%	—%	1.0%	$6,363.6
International segment	2.6%	2.7%	5.3%	4.7%	10.0%	$410.4
Other segment (2)	nm	nm	nm	nm	nm	$39.6
Signet	1.3%	0.1%	1.4%	0.2%	1.6%	$6,813.6
(1)    See Non-GAAP Financial Measures section below.
(2)    Includes sales from Signet’s diamond sourcing operation.
nm Not meaningful.
Operating income and adjusted operating income:

	Fourth quarter Fiscal 2026		Fourth quarter Fiscal 2025
Operating income (loss) in millions	$	% of segment sales	$	% of segment sales
North America segment	$302.5	13.8%	$143.6	6.5%
International segment	31.9	21.1%	21.9	17.4%
Other segment	(1.5)	nm	(3.5)	nm
Corporate and unallocated expenses	(14.6)	nm	(9.4)	nm
Total operating income	$318.3	13.6%	$152.6	6.5%

	Fourth quarter Fiscal 2026		Fourth quarter Fiscal 2025
Adjusted operating income (loss) in millions (1)	$	% of segment sales	$	% of segment sales
North America segment	$310.5	14.2%	$346.0	15.6%
International segment	34.0	22.4%	21.8	17.3%
Other segment	(1.5)	nm	(3.5)	nm
Corporate and unallocated expenses	(15.7)	nm	(8.8)	nm
Total adjusted operating income	$327.3	14.0%	$355.5	15.1%
(1)    See Non-GAAP Financial Measures below.
nm    Not meaningful.
Real Estate Portfolio:
Signet has a diversified real estate portfolio. On January 31, 2026, Signet operated 2,582 stores totaling 4.0 million square feet of selling space. Compared to year-end Fiscal 2025, store count decreased by 60 and square feet of selling space decreased 1.1%.

Store count by segment	February 1, 2025	Openings	Closures	January 31, 2026
North America segment	2,379	14	(64)	2,329
International segment	263	—	(10)	253
Signet	2,642	14	(74)	2,582

Non-GAAP Financial Measures
In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial measures on a non-GAAP basis. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance and liquidity. For these reasons, internal management reporting also includes these non-GAAP measures. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the Company’s consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.
The Company reports the following non-GAAP financial measures: sales changes on a constant currency basis, free cash flow, adjusted operating income, adjusted operating margin, adjusted diluted earnings per share ("EPS") and adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA”).
The Company provides the year-over-year change in total sales excluding the impact of foreign currency fluctuations to provide transparency to performance and enhance investors’ understanding of underlying business trends. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year sales in local currency.
Free cash flow is a non-GAAP measure defined as the net cash provided by operating activities less capital expenditures. Management considers this metric to be helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Free cash flow is an indicator frequently used by management to evaluate its overall liquidity needs and determine appropriate capital allocation strategies. Free cash flow does not represent the residual cash flow available for discretionary purposes.
Adjusted operating income is a non-GAAP measure defined as operating income excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Management finds the information useful when analyzing operating results to appropriately evaluate the performance of the business without the impact of these certain items. Management believes the consideration of measures that exclude such items can assist in the comparison of operational performance in different periods which may or may not include such items. Management also utilizes adjusted operating margin, defined as adjusted operating income as a percentage of total sales, to further evaluate the effectiveness and efficiency of the Company’s flexible operating model.
Adjusted diluted EPS is a non-GAAP measure defined as diluted EPS excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Management finds the information useful when analyzing financial results in order to appropriately evaluate the performance of the business without the impact of these certain items. In particular, management believes the consideration of measures that exclude such items can assist in the comparison of performance in different periods which may or may not include such items. The Company estimates the tax effect of all non-GAAP adjustments by applying a statutory tax rate to each item. The income tax items are used to estimate adjusted income tax expense and represent the discrete amount that affected the diluted EPS during the period.
Adjusted EBITDA is a non-GAAP measure, defined as earnings before interest, income taxes, depreciation and amortization, share-based compensation expense, non-operating expense, net and certain non-GAAP accounting adjustments. Adjusted EBITDA is considered an important indicator of operating performance as it excludes the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization costs and certain accounting adjustments.
The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with GAAP to presented non-GAAP financial measures.
Free cash flow

(in millions)	13 weeks ended January 31, 2026	13 weeks ended February 1, 2025	Fiscal 2026	Fiscal 2025
Net cash provided by operating activities	$736.8	$780.7	$678.8	$590.9
Capital expenditures	(60.4)	(38.6)	(153.5)	(153.0)
Free cash flow	$676.4	$742.1	$525.3	$437.9

Adjusted operating income

(in millions)	13 weeks ended January 31, 2026	13 weeks ended February 1, 2025	Fiscal 2026	Fiscal 2025
Total operating income	$318.3	$152.6	$393.1	$110.7
Asset impairments (1)	6.6	200.7	91.3	369.2
Restructuring and related charges (2)	0.4	0.5	26.5	12.1
Loss on divestitures, net (3)	2.0	0.1	4.1	2.6
Leadership transition costs (4)	—	1.6	—	2.4
Integration-related expenses (5)	—	—	—	1.1
Total adjusted operating income	$327.3	$355.5	$515.0	$498.1
North America segment adjusted operating income

(in millions)	13 weeks ended January 31, 2026	13 weeks ended February 1, 2025	Fiscal 2026	Fiscal 2025
North America segment operating income	$302.5	$143.6	$452.6	$173.7
Asset impairments (1)	6.6	200.7	91.3	368.5
Restructuring and related charges (2)	1.4	0.7	16.4	6.9
Leadership transition costs (4)	—	1.0	—	1.0
Integration-related expenses (5)	—	—	—	1.1
North America segment adjusted operating income	$310.5	$346.0	$560.3	$551.2
International segment adjusted operating income

(in millions)	13 weeks ended January 31, 2026	13 weeks ended February 1, 2025	Fiscal 2026	Fiscal 2025
International segment operating income	$31.9	$21.9	$16.3	$1.0
Loss on divestitures, net (3)	2.0	0.1	4.1	2.6
Restructuring and related charges (2)	0.1	(0.2)	0.5	5.2
Asset impairments (1)	—	—	—	0.7
International segment adjusted operating income	$34.0	$21.8	$20.9	$9.5
Corporate and unallocated expenses adjusted operating loss

(in millions)	13 weeks ended January 31, 2026	13 weeks ended February 1, 2025	Fiscal 2026	Fiscal 2025
Corporate and unallocated expenses operating loss	$(14.6)	$(9.4)	$(70.0)	$(53.2)
Restructuring and related charges (2)	(1.1)	—	9.6	—
Leadership transition costs (4)	—	0.6	—	1.4
Corporate and unallocated expenses adjusted operating loss	$(15.7)	$(8.8)	$(60.4)	$(51.8)
Adjusted income tax provision

(in millions)	13 weeks ended January 31, 2026	13 weeks ended February 1, 2025	Fiscal 2026	Fiscal 2025
Income tax expense	$72.2	$53.5	$103.7	$63.0
Asset impairments (1)	1.7	12.9	9.5	24.3
Restructuring and related charges (2)	0.1	0.2	6.6	3.2
Loss on divestitures, net (3)	0.5	—	1.0	0.6
Leadership transition costs (4)	—	0.4	—	0.6
Integration-related expenses (5)	—	—	—	0.2
Adjusted income tax expense	$74.5	$67.0	$120.8	$91.9

Adjusted effective tax rate

	13 weeks ended January 31, 2026	13 weeks ended February 1, 2025	Fiscal 2026	Fiscal 2025
Effective tax rate	22.4%	34.7%	26.0%	50.7%
Asset impairments (1)	0.1%	(15.2)%	(1.5)%	(27.5)%
Restructuring and related charges (2)	—%	(0.2)%	(1.1)%	(3.6)%
Loss on divestitures, net (3)	—%	—%	(0.2)%	(0.7)%
Leadership transition costs (4)	—%	(0.5)%	—%	(0.7)%
Integration-related expenses (5)	—%	—%	—%	(0.2)%
Adjusted effective tax rate	22.5%	18.8%	23.2%	18.0%
Adjusted diluted EPS

	13 weeks ended January 31, 2026	13 weeks ended February 1, 2025	Fiscal 2026	Fiscal 2025
Diluted EPS (loss per share)	$6.08	$2.30	$7.08	$(0.81)
Asset impairments (1)	0.17	4.58	2.19	8.39
Restructuring and related charges (2)	0.01	0.01	0.64	0.27
Loss on divestitures, net (3)	0.05	—	0.10	0.06
Leadership transition costs (4)	—	0.04	—	0.05
Integration-related expenses (5)	—	—	—	0.02
Tax impact of above items	(0.06)	(0.31)	(0.41)	(0.66)
Deemed dividend on redemption of Preferred Shares (6)	—	—	—	1.93
Dilution effect (7)	—	—	—	(0.31)
Adjusted diluted EPS	$6.25	$6.62	$9.60	$8.94
Adjusted EBITDA

(in millions)	13 weeks ended January 31, 2026	13 weeks ended February 1, 2025	Fiscal 2026	Fiscal 2025
Net income	$250.0	$100.6	$294.4	$61.2
Income taxes	72.2	53.5	103.7	63.0
Interest (income) expense, net	(3.4)	0.2	(4.0)	(9.8)
Depreciation and amortization	36.6	37.6	147.5	148.2
Amortization of unfavorable contracts	(0.4)	(0.4)	(1.8)	(1.8)
Other non-operating income, net	(0.5)	(1.7)	(1.0)	(3.7)
Share-based compensation	6.0	1.8	26.9	22.2
Other accounting adjustments (8)	8.6	202.3	121.5	386.8
Adjusted EBITDA	$369.1	$393.9	$687.2	$666.1
Footnotes to Non-GAAP Reconciliation Tables
(1)    Fiscal 2026 and Fiscal 2025 asset impairment charges related primarily to goodwill and indefinite-lived intangible assets.
(2)    Fiscal 2026 restructuring and related charges were incurred primarily as a result of the Company’s Grow Brand Love strategy initiatives. Fiscal 2025 restructuring and related charges were incurred primarily as a result of the Company’s rationalization of its store footprint and reorganization of certain centralized functions. The 52 weeks ended February 1, 2025 includes $0.6 million recorded to cost of sales.
(3)    Includes charges associated with the previously announced divestiture of the UK prestige watch business.
(4)    Primarily includes professional fees incurred for the search for the Company’s Chief Executive Officer, as well as severance and related costs incurred as part of other leadership transitions, which were recorded to SG&A.
(5)    Includes severance and retention expenses related to the integration of Blue Nile which were recorded to SG&A.
(6)    The Company recorded a deemed dividend to net income (loss) attributable to common shareholders of $85.2 million in Fiscal 2025, which represents the excess of the conversion value of the Preferred Shares over their carrying value upon redemption and includes $1.6 million of related expenses.
(7)    Adjusted diluted EPS for Fiscal 2025 was calculated using 46.2 million diluted weighted average common shares outstanding. The additional dilutive shares were excluded from the calculation of GAAP diluted EPS as their effect was antidilutive.
(8)    Other accounting adjustments are inclusive of those items described within footnotes 1 through 5 above.